CERTIFICATE AND STATEMENT OF DETERMINATION OF
                             RIGHTS AND PREFERENCES
                                       OF
              10% SERIES J CONVERTIBLE, NON-VOTING PREFERRED STOCK
                                       OF
                              BIOMUNE SYSTEMS, INC.

     The undersigned, being the Chief Executive Officer and Secretary of Biomune Systems, Inc., a Nevada corporation, do hereby certify and declare as follows:

     1. The name of the corporation is Biomune Systems, Inc.

     2. Attached hereto as Exhibit A and incorporated herein by this reference is a true and correct copy of the Designation of Rights and Preferences of 10% Series J Convertible Non-Voting Preferred Stock of Biomune Systems, Inc.

     3. The Designation of Rights and Preferences described above was approved by the Board of Directors of Biomune Systems, Inc. at a meeting duly convened following notice as required by the Bylaws of the Company.

     IN WITNESS WHEREOF, we have signed this Certificate this 29 day of December 1998.

                             BIOMUNE SYSTEMS, INC.,
                              a Nevada corporation


By: /s/ Michael G. Acton
-------------------------------------
Michael G. Acton,
President and Chief Executive Officer


By: /s/ Kevin R. Pinegar
-------------------------------
Kevin R. Pinegar, Secretary


Attested and Verified:

/s/ Kevin R. Pinegar
--------------------------------------
Kevin R Pinegar, Secretary

STATE OF Utah          )
                       ):ss
COUNTY OF Salt Lake        )

On the 29 day of December 1998, Michael G. Acton, who, being by me duly sworn, did say that he is the President and Chief Executive Officer of Biomune Systems, Inc., a Nevada corporation, and that the foregoing instrument was signed on behalf of such Corporation by authority of its Bylaws and such officer acknowledged to me that the Corporation executed the same.


/s/ Linda Haskins
--------------------------
NOTARY PUBLIC

STATE OF Utah          )
                       ):ss
COUNTY OF Salt Lake        )

On the 29 day of December 1998, Kevin R. Pinegar, who, being by me duly sworn, did say that he is the Secretary of Biomune Systems, Inc., a Nevada corporation, and that the foregoing instrument was signed on behalf of such Corporation by authority of its Bylaws and such officer acknowledged to me that the Corporation executed the same.


/s/ Linda Haskins
--------------------------
NOTARY PUBLIC

                      BIOMUNE SYSTEMS, INC.

              DESIGNATION OF RIGHTS AND PREFERENCES
                                OF
       10% SERIES J CONVERTIBLE NON-VOTING PREFERRED STOCK

     Pursuant to the authority vested in the Board of Directors of BIOMUNE SYSTEMS, INC., a Nevada corporation (the "Company"), in its Articles of Incorporation and as permitted by Section 602 of the Nevada Private Corporations Act, as amended (the "Nevada Act"), the Company's Board of Directors does hereby establish a new series of the Company's Preferred Stock designated as 10% Series J Convertible Non-Voting Preferred Stock and does hereby designate the rights, preferences, privileges and other attributes of the shares of such series as follows:

     1. Designation and Number of Shares. A series of the Company's Preferred Stock is hereby established, to be designated and known as "10% Series J Convertible, Non-Voting Preferred Stock" (hereinafter referred to as the "Series J Preferred Stock"), consisting of 2,000 shares of the authorized and unissued shares of the Company's Preferred Stock, $0.0001 par value per share. The Company shall from time to time, in accordance with the laws of the State of Nevada, increase the number of shares of its Common Stock, $0.0001 par value per share, if at any time the number of shares of the Company's Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series J Preferred Stock provided herein.

     2. Dividends. The holders of shares of Series J Preferred Stock shall be entitled to receive an annual dividend out of any of the Company's assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock of the Company, at the rate of ten percent (10%) per annum on the stated value of the Series J Preferred Stock. The stated value is $1,000 per share and the dividend rate will be $100 per annum per share of Series J Preferred Stock. At the exclusive option of the Company, dividends may be paid either in cash or in additional shares of Series J Preferred Stock or other securities of the Company at the discretion of the Board of Directors to holders of record of shares of Series J Preferred Stock as they appear on the books and records of the Company on such record dates not less than ten (10) days nor more than sixty (60) days preceding the payment dates thereof, as may be fixed by the Board of Directors of the Company. Dividends shall be fully cumulative and shall accrue from the date of original issuance of the Series J Preferred Stock. Once dividends are paid on the Series J Preferred Stock, holders of shares of Series J Preferred Stock will not participate in dividends paid to holders of Common Stock or other series of Preferred Stock. Except as described below, no dividends shall be paid or declared and set apart for payment on any class or series of shares of the Company that are junior to the Series J Preferred Stock for any period unless full cumulative dividends have been paid or contemporaneously are declared and paid or set apart for payment on the Series J Preferred Stock. A dividend payable in shares of Common Stock or in shares of another class of shares junior to the Series J Preferred Stock may, however, be made. Dividends on the Series J Preferred Stock may, at the option of the Company's Board of Directors, be paid in either cash or in additional shares of Series J Preferred Stock or in shares of other securities issued by the Company; provided, however, that if accrued dividends on the Series J Preferred Stock are paid in additional shares of Series J Preferred Stock, accrued dividends paid subsequent thereto shall not be paid on shares of Series J Preferred Stock that were previously paid as stock dividends. Holders of Series J Preferred Stock shall not participate in excess dividends remaining following payment of all accrued and unpaid dividends owing to holders of Series J Preferred Stock.

               3.   Liquidation Preference.

               (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series J Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders before any distribution or payment is made to holders of shares of Common Stock, or to holders of any other shares of the Company ranking junior upon liquidation to the Series J Preferred Stock, liquidation distributions in the amount of One Thousand Dollars ($1,000.00) per share plus all accrued and unpaid regular or special dividends, if any, before any payment is made to holders of shares of the Company's equity securities that are junior to the Series J
     Preferred Stock. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company shall be insufficient to make the full payment on the Series J Preferred Stock as described in the immediately preceding sentence, and similar payments on any other class of shares ranking on a parity with the Series J Preferred Stock upon liquidation, then the holders of the Series J Preferred Stock and of such other class of shares will share ratably in any such distribution of assets of the Company in proportion to the full respective distributable amounts to which they are entitled.

               (b) After payment to the holders of the Series J Preferred Stock of the amounts set forth in subparagraph 3(a) above, the holders of Series J Preferred Stock will not be entitled to any further participation in any distribution or payment by the Company, and the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of shares of Common Stock in proportion to the shares of Common Stock then held by them.

               (c) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company that does not involve a distribution by the Company of cash or other property to the holders of shares of Common Stock, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 3, but rather shall be subject to the provisions of Section 6 below.

     4. Voting Rights. Except as otherwise expressly provided herein or as required by Nevada law, the holders of Series J Preferred Stock shall not be entitled to voting rights, except that without the approval of holders of a majority of the outstanding shares of Series J Preferred Stock, the Company will not (i) authorize, create or issue any shares of any class or series ranking senior to the Series J Preferred Stock as to liquidation rights; (ii) amend, alter or repeal by any means the Company's Articles of Incorporation if the powers, preferences or special rights of the Series J Preferred Stock would be materially adversely affected; or (iii) become subject to any restriction on the Series J Preferred Stock other than restrictions arising solely under the Nevada Act or existing under the Company's Articles of Incorporation as in effect on December 31, 1998.

     5.   Conversion.

                         (a)  Generally.

                         (i) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(iii) hereof) at the Conversion Ratio (as defined in Section 5(c), below) at the option of a Holder, at any time and from time to time, from and after the Original Issue Date (the "Initial Conversion Date"). A Holder shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with a written notice of conversion ("Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered to the Company pursuant to Section 5(h). Each Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all of the shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such holder (in the manner and within the time set forth in Section 5(b) below) a certificate for such number of shares as have not been converted.

                         (ii) Automatic Conversion. Subject to the restrictions in Section 5(a)(iii), all outstanding shares of Preferred Stock for which conversion notices have not previously been received or for which redemption has not been made or required hereunder shall be automatically converted on the third anniversary of the Original Issue Date at the Conversion Price on such date. The conversion contemplated by this paragraph shall not occur if at such time (A) the Holder is not permitted to resell underlying shares of Common Stock pursuant to Rule 144(k) promulgated under the Securities Act, without volume restrictions, as evidenced by an opinion letter of counsel acceptable to the Holder and the transfer agent for the Common Stock; (B) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion; or (C) the Company shall have defaulted on its covenants and obligations hereunder.

               (iii)     Certain Conversion Restrictions.

                                   (A) In no event  (except (i) with  respect to
               an automatic  conversion  of the  Preferred  Stock as provided in
               Section 5(a)(ii) hereof, (ii) if the Company is in default of any of its obligations hereunder, or (iii) except as otherwise set forth herein) shall any Holder be entitled to convert any Preferred Stock to the extent that, after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by such Holder and its affiliates (other than the shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Preferred Stock), and
               (2) the number of shares of Common Stock issuable upon the conversion of the Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except as otherwise provided in clause (1) of the preceding sentence. To the extent that the limitation contained in this paragraph applies, the determination of whether shares of Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Preferred Stock are convertible shall be in the sole discretion of the Holder, and the submission of shares of Preferred Stock for conversion shall be deemed to be the Holder's determination of whether such shares of Preferred Stock are convertible (in relation to other securities owned by the Holder) and of which portion of such shares of Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of the Holder to convert shares of Preferred Stock at such time as such conversion will not violate the provisions of this paragraph. The provisions of this Section will not apply to any conversion pursuant to Section 5 (a)(ii) hereof.

                                   (B) If on any Conversion  Date (1) the Common
               Stock is listed for trading on the Nasdaq SmallCap Market or the Nasdaq National Market, (2) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding shares of Preferred Stock and as payment of dividends thereon in shares of Common Stock, together with any shares of the Common Stock previously issued upon conversion of shares of Preferred Stock and as payment of dividends thereon, would equal or exceed the lesser of (a) 19.9% of the number of shares of the Common Stock outstanding on the Original Issue Date or (b) 2,500,000 shares of Common Stock (such number of shares as would not equal or exceed such 19.9% limit, the "Issuable Maximum" and any such Conversion Date, the "Record Date"), and (3) the Company shall not have previously obtained the vote of shareholders (the "Shareholder Approval"), if any, as may be required by the applicable rules and regulations of The Nasdaq Stock Market (or any successor entity) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum in a private placement whereby shares of Common Stock are deemed to have been issued at a price that is less than the greater of book or fair market value of the Common Stock, then the Company shall issue to the Holder so requesting a conversion a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the remainder of the aggregate Stated Value of the shares of Preferred Stock then held by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of Common Stock in excess of the Issuable Maximum (the "Excess Stated Value"), the Company shall, within one year of the Record Date, use its best efforts to obtain the Shareholder Approval applicable to such issuance. If the Company shall either
               (i) fail to seek such Shareholder Approval, or (ii) indicate in a notice to the Holder that it does not intend to obtain the Shareholder Approval applicable to such issuance, then the converting Holder shall have the option to require the Company to either (1) if the Company has not prior thereto attempted or has attempted to and has failed to obtain the Shareholder Approval in accordance with this Section, use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 90th day after such request, or (2) redeem the remaining shares of Preferred Stock as provided below. If the Company fails to pay the Redemption Amount in full pursuant to this Section within seven (7) days after the date payable, the Company will pay interest thereon at a rate of 8% per annum to the converting Holder, accruing daily from the Conversion Date until such amount, plus all such interest thereon, is paid in full.

               (b) Not later than  three (3)  Trading  Days  after a  Conversion
     Date, the Company will deliver to the holder (i) a certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Preferred Stock (subject to reduction pursuant to the restrictions set forth above), (ii) one or more certificates representing the number of shares of Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued and unpaid dividends in cash) and (iv) if the Company has elected and is permitted hereunder to pay accrued dividends in shares of Common Stock or additional shares of Preferred Stock, certificates representing such number of shares of Common or Preferred Stock as are issuable on account of accrued dividends. Notwithstanding the foregoing, the Company shall not be obligated  to issue  certificates  evidencing  the  shares of Common  Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

                    (c)  Conversion Ratio.

                         (i) The conversion ratio for each share of Preferred Stock (the "Conversion Ratio") on any Conversion Date shall be calculated by dividing $1,000 by the market price of the Company's Common Stock on such date.

                         (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution on account of or to holders of Junior Securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, or
          (c) combine outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

               (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

               (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the holder of the Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

               (f) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

               (g) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock. They may not be reissued as shares of this series.

               (h) Any and all notices or other communications or deliveries to be provided by the holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (Salt Lake City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (Salt Lake City time) on any date and earlier than 11:59 p.m. (Salt Lake City time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given. For purposes of Section 5(c)(h), if a Conversion Notice is delivered by facsimile prior to 5:00 p.m. (Salt Lake City time) on any date, then the day prior to such date shall be the last Trading Day calculated to determine the Conversion Price applicable to such Conversion Notice, and the date of such delivery shall commence the counting of days for purposes of Section 5(b).

               6.   Merger or Consolidation.

          (a)  At any time, in the event of:

                         (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that will result in the Company's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity; or

                         (ii) a sale of all or substantially all of the assets of the Company, unless the Company's shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Company's sale) at least fifty percent (50%) of the voting power of the purchasing entity;

          (the foregoing events are individually referred to herein as a "Sales Transaction"), then, holders of the Series J Preferred Stock of record as of the date of consummation of the Sales Transaction shall be entitled to receive, prior and in preference to any payment of consideration to the holders of Common Stock, in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such Sales Transaction, at the holder's discretion, an amount per share equal to One Thousand Dollars ($1,000.00) per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all declared or accumulated but unpaid dividends on such shares as of the date of closing of such Sales Transaction. In the event the proceeds of the Sales Transaction are not sufficient to make full payment of the aforementioned preferential amounts to the holders of the Series J Preferred Stock in accordance herewith, then the entire amount payable in respect of the proposed Sales Transaction shall be distributed ratably among the holders of the Series J Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder. Upon completion of the payment to the holders of Series J Preferred Stock as provided above, the remaining proceeds of such Sales Transaction shall be distributed among the holders of record (as of the date of the consummation of the Sales Transaction) of shares of Common Stock in proportion to the number of shares of Common Stock then held. Unless otherwise consented to by the holders of a majority of the outstanding shares of Series J Preferred Stock, such payments shall be made with respect to the Series J Preferred Stock and to holders of Common Stock by purchase of such shares of Series J Preferred Stock and Common Stock by the surviving corporation, entity or person, or by redemption of such shares by the Company, in the discretion of the Company.

               (b) Any securities to be delivered to the holders of Series J Preferred Stock pursuant to Section 6(a) above shall be valued solely for purposes of this Section, as follows:

                         (i) Securities not subject to investment letter or other similar restrictions on free marketability as provided for in subsection (ii) below:

                                   (A) If traded  on a  securities  exchange  or
               reported on the NASDAQ SmallCap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

                                   (B) If actively traded over-the-counter,  the
               value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                                   (C) If there is no active public market,  the
               value shall be the fair market value thereof, as mutually determined by the Company's Board of Directors and the holders of a majority of the outstanding shares of Series J Preferred Stock.

                         (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate of the Company) shall be to make an appropriate discount from the market value determined in Section 6(b)(i)(A), (B) or (C) above to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of a majority of the outstanding shares of Series J Preferred Stock.

               (c) In the event the requirements of Section 6(a) above are not complied with, the Company shall forthwith either:

                         (i) cause such closing to be postponed until such time as the requirements of this Section 6 have been complied with; or

                         (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of Series J
          Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 6(d) below.

               (d) The Company shall give each holder of record of Series J Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the shareholders' meeting called to approve such transaction. The notice shall describe the material terms and conditions of the impending transaction and the provisions of this Section 6, and the Company shall thereafter give such holders prompt notice of any material changes to the impending transaction. The transaction shall in no event take place soon than twenty (20) days after the Company has given the notice provided for herein or sooner than ten (10) days after the Company has given the notice of any material changes in the impending transaction as provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series J Preferred Stock.

     7. Restrictions and Limitations. So long as any shares of Series J Preferred Stock remain issued and outstanding, the Company shall not without the consent of the holders of a majority of the shares of Series J Preferred Stock then outstanding:

               (a) Effect any reclassification, recapitalization or other change with respect to any outstanding shares of stock that results in the issuance of shares of stock having any preference or priority as to liquidation preferences that are superior to any such preference or priority of the Series J Preferred Stock; or

               (b) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of the Series J Preferred Stock.

     8. No Reissuance of Series J Preferred Stock. No share or shares of Series J Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of the Company's Preferred Stock.

     9. Redemption. The Company shall have the right to call for redemption part or all of the shares of Series J Preferred Stock at any time and from time to time, by giving notice, regardless of whether any holder shall have also given notice of intent to convert such shares. The redemption price payable by the Company at any time shall be $1,333 per share at the time of the redemption. After the date fixed for redemption, dividends on shares of Series J Preferred Stock called for redemption shall cease to accrue, such shares shall no longer be deemed to be issued and outstanding, and all rights of the holders thereof as shareholders of the Company shall cease unless the Company defaults on the payment of the redemption price. Redemption shall be made on a pro rata basis among all holders of the Series J Preferred Stock. The redemption price paid shall be applied first to the redemption of shares that would otherwise be subject to conversion in the year the redemption is made. At its sole option, the Company may offset amounts owed the Company by a holder of the Series J Preferred Stock or any affiliate of such a holder against any redemption price payable against the shares of Series J Preferred Stock owned by such holder.

     10. United States Dollars. All references herein to Dollars shall be deemed to refer to United States Dollars.